Exhibit 10.1

Compensation for Independent Directors

Annual Retainer	$25,000

Annual Retainer – Chair of Audit Committee	$10,000

Annual Retainer – Chair of Other Committees	$7,500

Annual Retainer – Member of Committees	$5,000

Attendance Fee for Each In-Person Board Meeting	$1,500

Attendance Fee for Each Telephonic Board Meeting	$750

Attendance Fee for Each In-Person Committee Meeting Not Held on the Same Day as a Board Meeting	$1,500

Attendance Fee for Each Telephonic Committee Meeting Not Held on the Same Day as a Board Meeting	$750

Annual Equity Award: Restricted Share Units in First Year of Service	2,000

Annual Equity Award: Restricted Share Units in Subsequent Years of Service	1,000